NEWS RELEASE
                                        Florida Progress Corporation
                                        One Progress Plaza
                                        St. Petersburg, Florida 33701
                                        Contact: Karen Raihill - (813) 866-5023



Florida Progress Corporation reports third-quarter earnings of $75.1 million

ST. PETERSBURG, Fla. (October 20, 1994) -- Florida Progress Corporation, parent of St. Petersburg-based Florida Power Corporation, today reported third-quarter earnings of $75.1 million, compared with $82 million earned during the same period a year ago.

Revenues for the quarter ended September 30, 1994, totaled $745 million, compared with $768.9 million for the third quarter of 1993. Earnings per share in the third quarter of 1994 were 80 cents, compared with 93 cents a share earned during the same three-month period last year.

Florida Power, the largest subsidiary of Florida Progress, earned $69.4 million, or 74 cents per share, on revenues of $586.5 million in this year's third quarter, compared with earnings of $81.5 million, or 92 cents a share, on revenues of $609 million for the same period a year ago.

Lower retail kilowatt-hour sales during this year's third quarter contributed to the reduced earnings at Florida Power. Also reducing utility results were two one-time charges against earnings - one for work force reduction costs and another because of a decision to withdraw as an equity partner from a gas pipeline project.

During the third quarter, frequent afternoon thunderstorms lowered normally high temperatures across Florida Power's 32-county service territory. This reduced electricity demand and customer usage from July to September, compared with a year ago, when Florida Power customers used record amounts of power. Six times last summer, the utility set system demand peaks.

In this year's third quarter, retail energy sales declined 3.7 percent, compared with the same period in 1993. Florida Power's average residential customer used 6.5 percent less electricity in the third quarter of 1994 than during the same three-month period last year. Partly offsetting the decline in third-quarter sales was customer growth of about 2 percent during the past year.

Earlier this month, Florida Power announced that about 300 jobs would be eliminated by the end of the year as part of its continuing efforts to reduce costs. Expenses associated with these work force reductions resulted in an after-tax charge against third-quarter earnings of $4.4 million. Later this year, Florida Power will recognize a pension plan gain related to these work force reductions, which will increase fourth-quarter earnings by approximately $2.5 million. In addition, last month's decision to withdraw as an equity partner from the proposed 715-mile SunShine gas pipeline project reduced Florida Power's after-tax earnings in the third quarter by $3.9 million.

Earnings from Florida Progress' diversified operations for the quarter ended September 30, 1994, were $5.7 million, or 6 cents per share, compared with $500,000, or 1 cent a share, earned during last year's third quarter.

Electric Fuels Corporation, the company's coal mining and transportation subsidiary, posted higher operating results this year over the same three-month period a year ago. Also, diversified results were higher this year than last year because of the 1993 changes in the federal corporate income tax rate. The higher tax rate and its related impact on accounting for long-term leveraged leases lowered third-quarter earnings in 1993.

Florida Progress (NYSE: FPC) is a diversified utility holding company with assets of $5.7 billion. Its principal subsidiary is Florida Power Corporation, the state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate, and lending and leasing.

<CAPTION

                                          Three Months Ended                               Twelve Months Ended
                                             September 30                                     September 30
                                         1994            1993                            1994                 1993
                                     ------------     ------------                 --------------      --------------
Revenues                             $745,000,000     $768,900,000                  $2,689,300,000      $2,309,000,000
                                     ============     ============                  ==============      ==============


Income Before Change in
    Accounting                       $ 75,100,000     $ 82,000,000                  $  201,000,000      $  194,700,000
Change in Accounting for
    Income Taxes                           -                  -                               -                800,000
                                    -------------     ------------                  --------------      --------------

Consolidated                         $ 75,100,000     $ 82,000,000                  $  201,000,000      $  195,500,000
                                     ============     ============                  ==============      ==============



Earnings Per Share (EPS):
Florida Power Corporation                 $  .74            $  .92                         $ 1.96              $ 2.14
Diversified Operations                       .06               .01                            .25                 .07
Income Before Change in                   ------            ------                         ------              ------
    Accounting                               .80               .93                           2.21                2.21
Change in Accounting for
    Income Taxes                               -                -                              -                 .01
                                          ------            ------                         ------              ------
Consolidated                              $  .80            $  .93                         $ 2.21              $ 2.22
                                          ======            ======                         ======              ======
Average Common
   Shares Outstanding                93,870,194        88,576,989                      90,960,841          87,896,357


